Board of Directors
Sino Gas International Holdings, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your reference of our audit report dated February 11, 2010 on the consolidated financial statements as of and for the years ended December 31, 2009 and 2008, of Sino Gas International Holdings, Inc., from the Company’s Annual Report on Form 10-K.

For the purpose of the aforesaid Form 10-K, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

South San Francisco, California	Samuel H. Wong & Co., LLP
March 30, 2010	Certified Public Accountants